Exhibit 10.1
AMENDMENT TO THE
2005 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
OF NOBLE ENERGY, INC.
     Pursuant to the provisions of Section 6.03 thereof, the 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “Plan”) is hereby amended in the following respects only:
     FIRST: Effective as of March 17, 2011, Section 3.01 of the Plan is hereby amended by restatement in its entirety to read as follows:
     3.01 Grant of Options. No automatic Option grants shall be made pursuant to this Plan on or after March 17, 2011. At any time and from time to time the Board of Directors in its discretion may grant an Option to any Non-Employee Director, including a Non-Employee Director who previously has received automatic Option grants pursuant to the prior provisions of this Plan; provided, however, that the aggregate number of shares of Common Stock that may be subject to Options granted to a particular Non-Employee Director during any calendar year shall not exceed 11,200. Each Option granted pursuant to the Plan shall be subject to the restrictions, terms and conditions set forth in Section 3.02 below, and to such other restrictions (including forfeiture restrictions), terms and conditions not inconsistent therewith or with the other provisions of the Plan as shall be determined by the Board of Directors in its discretion at the time of the granting of such Option.
     SECOND: Effective as of March 17, 2011, Section 4.01 of the Plan is hereby amended by restatement in its entirety to read as follows:
     4.01 Grant of Stock Awards. No automatic Stock Award grants shall be made pursuant to this Plan on or after March 17, 2011. At any time and from time to time the Board of Directors may grant a Stock Award to any Non-Employee Director, including a Non-Employee Director who previously has received automatic Stock Award grants pursuant to the prior provisions of this Plan; provided, however, that the aggregate number of shares of Common Stock that may be subject to Stock Awards granted to a particular Non-Employee Director during any calendar year shall not exceed 4,800. Each Stock Award granted pursuant to the Plan shall be subject to the restrictions, terms and conditions set forth in Sections 4.02 and 4.03 below, and to such other restrictions (including forfeiture restrictions), terms and conditions not inconsistent therewith or with the other provisions of the Plan as shall be determined by the Board of Directors in its discretion at the time of the granting of such Stock Award.

     THIRD: Effective as of March 17, 2011, the Plan shall be amended by adding the following new Section 6.07 to the end thereof:
     Section 6.07 Internal Revenue Code Section 409A. The compensation payable by the Company to or with respect to a Holder or an Awardee pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan and the agreements evidencing the Options and Stock Awards shall be administered and construed to the fullest extent possible to reflect and implement such intent; provided, however, that any provision of this Plan or an agreement to the contrary notwithstanding, the Company and its Affiliates and their respective directors, officers, employees and agents do not guarantee any particular tax treatment with respect to the compensation payable pursuant to the Plan or an agreement, and shall not be responsible or liable for any such treatment.
     IN WITNESS WHEREOF, this Amendment has been executed on this 22nd day of March 2011.

NOBLE ENERGY, INC.
By:	/s/ Charles D. Davidson
	Name:	Charles D. Davidson
	Title:	Chief Executive Officer